PetIQ, Inc. Reports Record Fourth Quarter and Full Year 2021 Financial Results

Reports Fourth Quarter Net Sales of $196.6 Million and Full Year Net Sales of $932.5 Million

Company Provides First Quarter 2022 and Full Year 2022 Outlook

EAGLE, Idaho – March 1, 2022 (GLOBE NEWSWIRE) - PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the fourth quarter and full year ended December 31, 2021.

Cord Christensen, PetIQ’s Chairman & CEO commented, “We are very pleased with our strong finish to 2021. Our record fourth quarter was better than we expected driven by growth in the Products segment as we benefited from strong flea and tick and health and wellness sales.”

Christensen continued, “We are excited to launch two new products in the first half of 2022 that we expect to help fuel continued momentum in our branded Products segment. We also are introducing a direct-to-consumer initiative in the second half of 2022 as we continue to provide smarter options for pet parents to help enrich their pets’ lives through convenient and affordable access to veterinarian products and services. We believe our team’s strong operational execution positions us well for continued growth and increasing contribution from our own pet health and wellness brands at an attractive margin in 2022.”

Fourth Quarter 2021 Highlights Compared to Prior Year Period

●	Record net sales of $196.6 million compared to $164.2 million, an increase of 19.7%
●	Product segment net sales of $170.9 million compared to $145.1 million, an increase of 17.8%
●	PetIQ’s manufactured products increased to 31% of Product segment net sales
●	Services segment net revenues of $25.7 million compared to $19.2 million, an increase of 34.1%
●	Gross margin increased 140 basis points to 18.8%; adjusted gross margin increased 130 basis points to 21.3%
●	Net loss of $14.5 million compared to a net loss of $10.1 million
●	Adjusted net loss of $0.3 million compared to adjusted net loss of $1.0 million, an improvement of $0.7 million
●	Adjusted EBITDA of $15.3 million compared to $13.0 million, an increase of 17.6%
●	26 new wellness center openings in the fourth quarter of 2021

Full Year 2021 Highlights Compared to Prior Year Period

●	Record net sales of $932.5 million compared to $780.1 million, an increase of 19.5%
●	Product segment net sales of $825.4 million compared to $725.7 million, an increase of 13.7%
●	PetIQ’s manufactured products were 28% of Product segment net sales
●	Services segment net revenues of $107.1 million compared to $54.3 million, an increase of 97.1%

●	Gross margin increased 270 basis points to 20.0%; adjusted gross margin increased 270 basis points to 22.2%
●	Net loss was $16.4 million compared to a net loss of $85.7 million
●	Adjusted net income of $31.5 million compared to adjusted net income of $20.1 million, an improvement of $11.4 million
●	Adjusted EBITDA of $92.9 million compared to $67.8 million, an increase of 37.0%
●	Adjusted EBITDA margin increased 130 basis points to 10.0%
●	98 new wellness center openings in 2021

Fourth Quarter 2021 Financial Results

Record net sales of $196.6 million for the fourth quarter of 2021, increased 19.7%, compared to $164.2 million for the same period in the prior year. Fourth quarter net sales were driven by growth in both the Product and Services segments. The Product segment benefited from a robust and stronger than normal end to the flea and tick season with broad-based growth across all categories and continued strength in manufactured products. The Services segment benefited from the reopening of wellness centers and mobile clinics as compared to the prior year period, despite the continued labor-related headwinds experienced in the fourth quarter of 2021. Product segment sales were $170.9 million and Services segment revenues were $25.7 million in the fourth quarter of 2021.

Fourth quarter 2021 gross profit was $36.9 million, an increase of 29.1% compared to $28.6 million in the prior year period. Gross margin increased 140 basis points to 18.8% from 17.4% in the prior year period. Adjusted gross profit was $40.2 million compared to $32.3 million in the prior year period, which reflects favorable product mix including the growth in sales of the Company’s manufactured product portfolio with items such as Capstar® and reflects the benefit of wellness center optimization. Adjusted gross margin increased 130 basis points to 21.3% for the fourth quarter 2021 compared to 20.0% in the prior year period.

Selling, general and administrative expenses (“SG&A”) was $41.5 million for the fourth quarter of 2021 compared to $32.6 million in the prior year period. Adjusted SG&A was $34.3 million for the fourth quarter of 2021 compared to $27.1 million in the prior year period. As a percentage of net sales adjusted SG&A was 18.1% an increase of 130 basis points compared to the prior year period. The increase in SG&A on a GAAP and adjusted basis was primarily due to increased expenses to support the Company’s growth, including increased selling and advertising costs to support the Services segment wellness center clinic openings and to support growth of PetIQ owned brands in the Products segment.

Net loss was $14.5 million for the fourth quarter of 2021 compared to a net loss of $10.1 million in the prior year period. Adjusted net loss was $0.3 million an improvement of $0.7 million compared to an adjusted net loss of $1.0 million in the prior year period.

Fourth quarter adjusted EBITDA was $15.3 million, an increase of 17.6%, compared to $13.0 million in the prior year period. Adjusted EBITDA margin decreased slightly to 7.8% compared to 7.9% in the prior year period which reflects the timing of expenses as full year adjusted EBITDA margin of 10.0% increased 140 basis points compared to 2020.

Adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted net loss, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations. See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Product:

For the fourth quarter of 2021, Product segment net sales increased 17.8% to $170.9 million from $145.1 million in the prior year period. For comparative purposes, Product segment net sales increased 17.4%, excluding $0.5 million in sales related to loss of distribution rights for certain animal health manufacturing products, as previously communicated the last few quarters. A reconciliation table is included of reported net sales to pro forma net sales and adjusted EBITDA for each quarter of 2021 and the full year 2021 is included in this release. The fourth quarter increase in net sales was driven by broad-based growth across all product categories led by the flea and tick and health and wellness categories.

Product segment adjusted EBITDA increased 15.7% to $28.7 million from adjusted EBITDA of $24.8 million in the fourth quarter of 2020. Product segment adjusted EBITDA margin in the fourth quarter of 2021 decreased 30 basis points to 16.8% compared to the prior year period.

For the year ended December 31, 2021, Product segment net sales increased 13.7% to $825.4 million compared to $725.7 million for the prior year period. For comparative purposes, Product segment net sales increased 8.8%, excluding $36.1 million in sales related to loss of distribution rights for certain animal health manufacturing products, as previously communicated the last few quarters. Product adjusted EBITDA increased 27.4% to $149.3 million for the year ended December 31, 2021, representing an adjusted EBITDA margin of 18.1%, an increase of 190 basis points.

Services:

For the fourth quarter of 2021, Services segment net revenues were $25.7 million, an increase of 34.1% compared to $19.2 million in the same period last year. The increase in Services segment net revenues was driven by the re-opening of wellness centers and mobile clinics as compared to the prior year period, despite the continued labor-related headwinds the Company experienced in the fourth quarter of 2021. Services segment adjusted EBITDA was $2.8 million compared to $0.5 million in the fourth quarter of 2020.

For the year ended December 31, 2021, Services segment net revenues were $107.1 million compared to $54.3 million for the prior year period, an increase of 97.1%. Services segment adjusted EBITDA increased $8.4 million to $11.7 million for the year ended December 31, 2021, compared to $3.4 million for the prior year period.

Cash Flow and Balance Sheet

As of December 31, 2021, the Company had cash and cash equivalents of $79.4 million. The Company’s long-term debt, which is comprised of its term loan and convertible debt, was $448.5 million as of December 31, 2021. The Company had total liquidity, which it defines as cash on hand plus availability, of $204.4 million as of December 31, 2021.

Outlook

The Company is reintroducing annual and quarterly guidance.

For the full year 2022 the Company expects:

●	Net sales of approximately $985 million representing an increase of 5.6% compared to 2021. For comparative purposes, the Company expects net sales to increase approximately 10.0% excluding $36.1 million of sales related to loss of distribution rights for certain animal health manufacturing products, previously communicated the last few quarters.
●	Adjusted EBITDA of approximately $100 million representing an increase of 7.6% compared to 2021. For comparative purposes, the Company expects adjusted EBITDA to increase approximately 10.0%, excluding $1.8 million in adjusted EBITDA related to loss of distribution rights for certain animal health manufacturing products, previously communicated the last few quarters.

The Company’s annual adjusted EBITDA outlook assumes adjusted SG&A to increase approximately 100 basis points to 17.3% in 2022 compared to 16.3% in 2021 as a result of an incremental $15 million, or 150 basis points of expense, to support its launch into direct-to-consumer channels, two significant new manufactured brand introductions, and continued marketing investments to help accelerate growth of its manufactured brand product portfolio. The Company expects two-thirds of the aforementioned incremental $15 million of SG&A expense to be incurred in the first half of 2022 with a majority recognized in the second quarter of 2022 and zero incremental expense in the fourth quarter of 2022. The annual outlook also assumes nominal improvement in adjusted EBITDA contribution from the Services segment given the continued volatility in the segment’s results as a result of the ongoing impact to the veterinarian labor market from the global pandemic. The Company expects 2022 net sales seasonality to be very similar to the net sales cadence in 2021 for the first two quarters of the year. In the second half of 2021, the Company benefited from a strong late flea and tick season and as a result it expects most of the net sales growth in the second half of 2022 will be weighted to the third quarter with the fourth quarter net sales up nominally.

For the first quarter of 2022 the Company expects:

●	Net sales of approximately $270 million representing an increase of 6.0% compared to the first quarter of 2021. For comparative purposes, the Company expects net sales to increase approximately 15.3%, excluding $20.2 million of sales related to loss of distribution rights for certain animal health manufacturing products, previously communicated the last few quarters.
●	Adjusted EBITDA of approximately $28 million representing an increase of 4.1% compared to the first quarter of 2021. For comparative purposes, the Company expects adjusted EBITDA to increase 8.3%, excluding $1.0 million in adjusted EBITDA related to loss of distribution rights for certain animal health manufacturing products, as previously communicated the last few quarters. The Company’s first quarter of 2022 adjusted EBITDA outlook assumes adjusted SG&A as a percent of net sales to be relatively consistent with the first quarter of 2021 at 14.7%, despite an incremental $3 million, or 110 basis points of expense, to support two of its significant new manufactured brand introductions and continued marketing investments to help accelerate growth of its manufactured brand product portfolio.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879.

In addition, the call will be broadcast live over the Internet hosted at the “Investors” section of the Company's website at www.PetIQ.com. A telephonic playback will be available through March 22, 2022. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671; the passcode is 13726719.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded and distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska. The company’s national service platform, VIP Petcare, operates in over 2,900 retail partner locations in 42 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Contact: Investor.relations@petiq.com or 208.513.1513

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA, and adjusted EBITDA margin.

Adjusted net (loss) income consists of net (loss) income adjusted for tax expense, acquisition expenses, integration costs and costs of discontinued clinics, non-same-store revenue, non-same-store costs, litigation costs, loss on debt extinguishment, stock-based compensation expense, CFO transition and COVID-19 related costs. Adjusted net income (loss) is utilized by management to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for gross (profit) loss on veterinarian clinics and wellness centers that are not part of same store sales and COVID related costs. Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

Adjusted SG&A consists of SG&A adjusted for acquisition expenses, stock-based compensation expense, non-same store adjustment, integration costs, COVID-19 related costs, loss on debt extinguishment and related costs, litigation expense and CFO transition costs.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. EBITDA represents net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated as a percentage of net sales. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net (loss) income, adjusted gross profit, adjusted gross margin, adjusted general and administrative expenses (Adjusted SG&A), adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted SG&A, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net (loss) income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net (loss) income, adjusted gross profit, adjusted SG&A, adjusted EBITDA and adjusted EBITDA margin in the same manner. Our management does not, and you should not, consider adjusted net (loss) income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA margin, or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net (loss) income, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted EBITDA margin, and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. See a reconciliation of non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

●	Mobile clinic – A mobile clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles. Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile clinics, these clinics are grouped as part of geographic regions.

●	Wellness center – A wellness center is a physical fixed service location within the existing footprint of one of our retail partners. These wellness centers operate under a variety of brands based on the needs of our partner locations.

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

		As adjusted[1]
	December 31, 2021	December 31, 2020
Current assets
Cash and cash equivalents	$79,406	$33,456
Accounts receivable, net	113,947	102,755
Inventories	96,440	97,773
Other current assets	8,896	8,312
Total current assets	298,689	242,296
Property, plant and equipment, net	76,613	63,146
Operating lease right of use assets	20,489	20,122
Other non-current assets	2,024	1,870
Intangible assets, net	190,662	213,000
Goodwill	231,110	231,158
Total assets	$819,587	$771,592
Liabilities and equity
Current liabilities
Accounts payable	$55,057	$68,131
Accrued wages payable	12,704	10,540
Accrued interest payable	3,811	903
Other accrued expenses	11,680	8,815
Current portion of operating leases	6,500	4,915
Current portion of long-term debt and finance leases	8,350	7,763
Total current liabilities	98,102	101,067
Operating leases, less current installments	14,843	15,789
Long-term debt, less current installments	448,470	403,591
Finance leases, less current installments	2,493	3,338
Other non-current liabilities	459	1,397
Total non-current liabilities	466,265	424,115
Equity
Additional paid-in capital	368,006	319,642
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 29,139 and 25,711 shares issued and outstanding, respectively	29	26
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 272 and 3,040 shares issued and outstanding, respectively	—	3
Accumulated deficit	(114,525)	(98,558)
Accumulated other comprehensive loss	(684)	(686)
Total stockholders' equity	252,826	220,427
Non-controlling interest	2,394	25,983
Total equity	255,220	246,410
Total liabilities and equity	$819,587	$771,592

(1)	Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in 000’s, except for per share amounts)

		As adjusted[1]		As adjusted[1]
	For the Three Months Ended		For the Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Product sales	$170,947	$145,055	$825,395	$725,705
Services revenue	25,689	19,153	107,133	54,346
Total net sales	196,636	164,208	932,528	780,051
Cost of Products Sold	135,729	115,306	646,402	584,401
Cost of services	24,013	20,320	99,733	60,462
Total cost of sales	159,742	135,626	746,135	644,863
Gross profit	36,894	28,582	186,393	135,188
Operating expenses
Selling, general and administrative expenses	41,455	32,631	170,521	138,375
Contingent note revaluations gain
Operating income (loss)	(4,561)	(4,049)	15,872	(3,187)
Interest expense, net	6,003	6,347	24,696	22,807
Foreign currency (gain) loss, net	61	(235)	159	(109)
Loss on debt extinguishment	—	—	5,453	—
Other income, net	168	131	(1,922)	(571)
Total other expense, net	6,232	6,243	28,386	22,127
Pretax net loss	(10,793)	(10,292)	(12,514)	(25,314)
Income tax expense	(3,682)	169	(3,869)	(60,413)
Net loss	(14,475)	(10,123)	(16,383)	(85,727)
Net loss attributable to non-controlling interest	(351)	(1,297)	(416)	(3,072)
Net loss attributable to PetIQ, Inc.	$(14,124)	$(8,826)	$(15,967)	$(82,655)
Net loss per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.49)	$(0.35)	$(0.57)	$(3.36)
Diluted	$(0.49)	$(0.35)	$(0.57)	$(3.36)
Weighted Average shares of Class A common stock outstanding
Basic	29,113	25,413	28,242	24,629
Diluted	29,113	25,413	28,242	24,629
(1)	Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Year Ended December 31,
		As adjusted[1]
	2021	2020
Cash flows from operating activities
Net loss	$(16,383)	$(85,727)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation, amortization of intangible assets and loan fees	39,300	27,483
Loss on debt extinguishment	5,453	—
Gain on disposition of property, plant, and equipment	(1,183)	(238)
Stock based compensation expense	9,428	9,170
Deferred tax adjustment	3,487	59,708
Termination of supply agreement	—	7,801
Contingent note revaluation	—	—
Other non-cash activity	233	164
Changes in assets and liabilities
Accounts receivable	(11,197)	(31,652)
Inventories	1,283	(17,846)
Other assets	(1,380)	556
Accounts payable	(12,131)	17,435
Accrued wages payable	2,194	1,424
Other accrued expenses	4,663	7,121
Net cash provided by (used in) operating activities	23,767	(4,601)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	5,132	442
Purchase of property, plant, and equipment	(31,270)	(22,392)
Purchase of Capstar and related intangibles	—	(96,072)
Business acquisitions (net of cash acquired)	—	—
Net cash used in investing activities	(26,138)	(118,022)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	143,750
Payment for Capped Call options	—	(14,821)
Proceeds from issuance of long-term debt	642,568	837,675
Principal payments on long-term debt	(597,071)	(838,073)
Payment of financing fees on Convertible Notes	—	(5,884)
Tax distributions to LLC Owners	(70)	(47)
Principal payments on finance lease obligations	(1,926)	(1,965)
Payment of deferred financing fees and debt discount	(7,656)	(550)
Tax withholding payments on Restricted Stock Units	(937)	(595)
Exercise of options to purchase class A common stock	13,426	9,274
Net cash provided by financing activities	48,334	128,764
Net change in cash and cash equivalents	45,963	6,141
Effect of exchange rate changes on cash and cash equivalents	(13)	43
Cash and cash equivalents, beginning of period	33,456	27,272
Cash and cash equivalents, end of period	$79,406	$33,456
(1)	Amounts adjusted for adoption of ASU 2020-06

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended		For the year ended
$'s in 000's	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Products segment sales	$170,947	$145,055	$825,395	$725,705
Services segment revenue:
Same-store sales	18,133	16,285	81,955	45,359
Non same-store sales	7,556	2,868	25,178	8,987
Total services segment revenue	25,689	19,153	107,133	54,346
Total net sales	196,636	164,208	932,528	780,051

Adjusted EBITDA
Products	28,664	24,768	149,321	117,216
Services	2,797	509	11,742	3,387
Unallocated Corporate	(16,153)	(12,256)	(68,171)	(52,811)
Total Adjusted EBITDA	$15,308	$13,021	$92,892	$67,792

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the year ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Gross profit	$36,894	$28,582	$186,393	$135,188
Plus:
Non same-store gross (profit) loss(3)	3,341	3,535	15,146	11,195
COVID-19 related costs(5)	—	225	—	4,403
Adjusted gross profit	$40,235	$32,342	$201,539	$150,786
Gross Margin %	18.8%	17.4%	20.0%	17.3%
Adjusted gross margin %	21.3%	20.0%	22.2%	19.6%

PetIQ, Inc.

Reconciliation between Selling, General &Administrative (“SG&A”) and adjusted SG&A

(Unaudited, in 000’s)

	For the three months ended		For the year ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
SG&A	$41,455	$32,631	$170,521	$138,375
Less:
Acquisition costs(1)	—	805	92	2,620
Loss on debt extinguishment and related costs(2)	—	—	985	—
Stock based compensation expense	2,240	2,621	9,428	9,170
Non same-store adjustment(3)	2,888	1,416	8,013	5,159
Integration costs(4)	212	165	(876)	9,776
Litigation expenses	1,219	283	4,105	1,006
CFO Transition	597	—	928	—
COVID-19 related costs(5)	—	218	—	2,073
Adjusted SG&A	$34,299	$27,123	$147,846	$108,571
% of Sales (GAAP)	21.1%	19.9%	18.3%	17.7%
% of Sales (Adjusted)	18.1%	16.8%	16.3%	14.1%

PetIQ, Inc.

Reconciliation between Net Loss and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the year ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net loss	$(14,475)	$(10,123)	$(16,383)	$(85,727)
Plus:
Tax expense	3,682	(169)	3,869	60,413
Depreciation	4,947	3,196	14,366	12,082
Amortization	4,654	4,502	22,336	12,815
Interest	6,003	6,347	24,696	22,807
EBITDA	$4,811	$3,753	$48,884	$22,390
Acquisition costs(1)	—	805	92	2,620
Loss on debt extinguishment and related costs(2)	—	—	6,438	—
Stock based compensation expense	2,240	2,621	9,428	9,170
Non same-store net (income) loss (3)	6,229	4,951	23,159	16,354
Integration costs(4)	212	165	(142)	9,776
Litigation expenses	1,219	283	4,105	1,006
CFO Transition	597	—	928	—
COVID-19 related costs(5)	—	443	—	6,476
Adjusted EBITDA	$15,308	$13,021	$92,892	$67,792
Adjusted EBITDA Margin	7.8%	7.9%	10.0%	8.7%

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.

(2)	Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related out of pocket costs.
(3)	Non same-store revenue and costs relate to our Services Segment wellness centers with less than six full quarters of operating results, and also include pre-opening expenses.
(4)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(5)	Costs related to maintaining service segment infrastructure, staffing, and overhead related to clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.

PetIQ, Inc.

Reconciliation between net loss and adjusted net (loss) income

(Unaudited, in 000’s)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net loss	$(14,475)	$(10,123)	$(16,383)	$(85,727)
Plus:
Tax expense (benefit)	3,682	(169)	3,869	60,413
Acquisition costs(1)	—	805	92	2,620
Loss on debt extinguishment and related costs(2)	—	—	6,438	—
Stock based compensation expense	2,240	2,621	9,428	9,170
Non same-store adjustment(3)	6,229	4,951	23,159	16,354
Integration costs(4)	212	165	(142)	9,776
Litigation expenses	1,219	283	4,105	1,006
CFO Transition	597	—	928	—
COVID-19 related costs(5)	—	443	—	6,476
Adjusted Net income (loss)	$(296)	$(1,024)	$31,494	$20,088

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other costs related to completed and contemplated acquisitions.
(2)	Loss on debt extinguishment and related costs are related to our entering into two new credit facilities, including the write off of deferred financing costs and related out of pocket costs.
(3)	Non same-store revenue and costs relate to our Services Segment wellness centers with less than six full quarters of operating results, and also include pre-opening expenses.
(4)	Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs.
(5)	Costs related to maintaining service segment infrastructure, staffing, and overhead related to clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Product segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID.

PetIQ, Inc.

Pro forma impact of loss of distribution

(Unaudited, in 000’s)

	For the Three Months Ended				For the Year Ended
	March 31	June 30	September 30	December 31	December 31, 2021
Total net sales	$254,347	271,011	210,534	196,636	$932,528
Lost Distribution	(20,250)	(11,830)	(3,510)	(480)	(36,070)
Pro forma Net Sales	234,097	259,181	207,024	196,156	896,458

Total Adjusted EBITDA	26,861	34,359	16,364	15,308	92,892
Lost Distribution	(1,012)	(592)	(175)	(24)	(1,803)
Pro forma Adjusted EBITDA	$25,849	33,767	16,189	15,284	$91,089